Exhibit 99.1

                           MOTHERS WORK, INC.

CONTACT:      Edward M. Krell

                           Chief Operating Officer &

                           Chief Financial Officer

                           (215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SALES FOR DECEMBER 2007

Philadelphia, PA, January 10, 2008 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of December 2007 decreased 9.6% to $50.3 million from $55.6 million reported for the month of December 2006.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales as well as, to a much lesser extent, a decrease in sales from the Company’s licensed arrangement due to a shift in timing compared to last year.  Comparable store sales for December 2007 decreased 7.6% (based on 1,417 locations) versus a comparable store sales decrease of 0.3% (based on 1,468 locations) for December 2006.  The comparable store sales decrease of 7.6% for December 2007 was unfavorably impacted by approximately 1 percentage point due to having four Fridays in December 2007 compared to five Fridays in December 2006.  During December 2007, the Company opened one store and closed five stores, including two store closings related to multi-brand store openings.  During December 2007, the Company also closed 21 leased department locations within Sears stores, pursuant to mutual agreement with Sears.  As of December 31, 2007, the Company operates 478 leased departments within Sears stores and, as we disclosed in September 2007, our relationship with Sears will end on June 20, 2008, resulting in the closure of our leased departments within Sears stores.  As of the end of December 2007, the Company operates 772 stores, 772 leased department locations and 1,544 total retail locations, compared to 807 stores, 787 leased department locations and 1,594 total retail locations operated at the end of December 2006.

Net sales decreased 3.8% to $142.9 million for the first quarter of fiscal 2008 ended December 31, 2007, from $148.5 million for the same period of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales.  Comparable store sales decreased 4.1% during the first quarter of fiscal 2008 (based on 1,352 locations) versus a comparable store sales decrease of 2.1% during the first quarter of fiscal 2007 (based on 1,454 locations).  For the quarter ended December 31, 2007, the Company opened seven stores, including two new multi-brand stores, which included the

Company’s 15th Destination Maternity® superstore, and closed 16 stores, including eight store closings related to multi-brand store openings.

Rebecca Matthias, President, Chief Creative Officer and Acting Chief Merchandising Officer of Mothers Work, noted, “Our sales for the month of December were significantly weaker than planned, although we did see a significant improvement in our sales trend late in the month and continuing into January 2008.  Our sales for the month of December continued to reflect a difficult overall economic and retail environment, as well as some negative impact from the popularity of certain styles in the non-maternity women’s apparel market which can more readily fit a pregnant woman early in her pregnancy than typical non-maternity fashions.  As a result of our weaker than expected sales trend, our sales for the first quarter of $142.9 million were lower than our guidance range of $144 million to $147 million provided in our November 20, 2007 press release, with our comparable store sales decrease of 4.1% for the quarter falling short of our guidance range for comparable store sales of between down 2.0% and flat for the first quarter.  The weak sales trend we have seen in recent months has also resulted in us taking some increased markdowns to help manage our inventory level, which has resulted in somewhat lower than planned gross margins.  Our gross margins were also hurt due to spreading fixed product overhead costs over a smaller than planned sales volume.  With our lower than planned sales and gross margins for the quarter, we project that our first quarter diluted earnings per share, will be a loss of between $(0.04) and $(0.08) per share, below our guidance for diluted earnings per common share of between $0.11 per share and $0.25 per share.

“Looking forward, we continue to feel very good about our product lines, our inventory position and our overall business; however, we recognize that we continue to be faced with a weak overall economic and retail environment and are still seeing some negative impact from the more pregnancy-friendly fit of certain non-maternity fashion trends.  We continue to focus on developing great maternity product under each of our brands and we continue to focus on improving our sales and profitability performance, including continuing to roll out our multi-brand stores.

“We will report results for our first quarter and hold an investor conference call on January 24, 2008, at which time we will provide additional information related to our results for the first quarter and our future financial guidance.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of December 31, 2007, Mothers Work operates 1,544 maternity locations, including 772 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.